EXHIBIT III
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



Pursuant to Rule 13d-1(f) (1) Lehman Brothers Inc., affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.


Lehman Brothers Holdings Inc.


By: /s/ Karen C. Manson
    -------------------------
Name:  Karen C. Manson
Title: Vice President
Secretary